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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form S-8) for the registration of 500,000 shares of common stock pertaining to the 1997 Stock Incentive Plan, 50,000 shares of Common Stock under the Company's 1997 Employee Stock Purchase Plan, and 300,000 shares of common stock pertaining to the 1998 Stock Plan for Employees and Consultants of Southwall Technologies Inc. of our report dated March 23, 2001, with respect to the consolidated financial statements and schedule of Southwall Technologies Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ PRICEWATERHOUSECOOPERS LLP PricewaterhouseCoopers LLP San Jose, California September 17, 2001

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  Exhibit 23.1